SCHEDULE 14C INFORMATION

    Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

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               Fortis Series Fund, Inc.
     (Name of Registrant as Specified in Charter)

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               FORTIS SERIES FUND, INC.
    500 Bielenberg Drive, Woodbury, Minnesota 55125

                     June 5, 2000


To Fortis Multisector Bond Series participants:

     I am very pleased to inform you that A I M Capital
Management, Inc. ("AIM") has become the sub-adviser for Multisector Bond Series (formerly known as Global Bond
Series), a series of Fortis Series Fund, Inc. (the
"Fund"), effective March 17, 2000. As the owner of a Fortis variable annuity/insurance product, you participate in this Fund. AIM is a well-regarded investment advisory organization which, together with its affiliates, manages over 125 investment portfolios with a broad range of investment objectives.

     The attached Information Statement provides information about the new sub-adviser and the Board of Directors' reasons for approving this change. Pursuant to an exemptive order issued by the Securities and Exchange Commission, the Fund is not required to seek your approval of this change. Accordingly, you are not being asked to return proxies or to vote on the change.

     As described in the Information Statement, this change will not result in any change in the fees and expenses borne by Fund shareholders.

     This change was made in conjunction with a shift in the Fund's investment strategy pursuant to which it became a "multisector" bond fund. Further information concerning this shift in investment strategy is included in both a prospectus supplement which was provided to shareholders previously and in the Fund's prospectus dated May 1, 2000.

     If you have any questions in connection with this information please call us at 1-800-800-2000, extension
3057 if you are a variable annuity contract owner and extension 3028 if you are a variable universal life insurance policyholder. If you are the owner of a First Fortis variable annuity contract please call 1-
800-745-7100.

                                   Very truly yours,


                                   Dean C. Kopperud
                                   President
               MULTISECTOR BOND SERIES,
                      a series of
               FORTIS SERIES FUND, INC.
    500 Bielenberg Drive, Woodbury, Minnesota 55125
 Mailing Address: P.O. Box 64284, St. Paul, Minnesota
                         55164



                 INFORMATION STATEMENT


     Multisector Bond Series (formerly known as "Global
Bond Series") (the "Fund") is a series of Fortis Series
Fund, Inc. (the "Company"). The Fund issues and sells its shares to Fortis Variable Account C and Fortis
Variable Account D, which are separate accounts of Fortis Benefits Insurance Company ("FBIC") and First
Fortis Life Insurance Company ("FFLIC"). These two separate accounts (the "Separate Accounts") hold shares which fund benefits under flexible premium deferred variable annuity contracts and flexible premium variable life insurance contracts which are issued by FBIC and FFLIC.

     This Information Statement is being provided to annuity and life insurance contract owners who are beneficial owners of Fund shares by virtue of their ownership of such contracts. This Information
Statement is being provided to such persons in lieu of a proxy statement pursuant to the terms of an exemptive order (the "Order") which the Company has obtained from the Securities and Exchange Commission. The Order permits the Fund's investment adviser to appoint new sub-advisers for the Fund with the approval of the Company's Board of Directors but without obtaining shareholder approval.

     The Order requires that when the Fund's investment adviser appoints a new sub-adviser for the Fund without shareholder approval, the Fund must provide certain information to its beneficial owners about the new sub-adviser and certain other matters. This Information
Statement provides such information about a new sub-adviser which has been appointed for the Fund and such other matters.

     WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE
REQUESTED NOT TO SEND US A PROXY.

     Copies of the Company's most recent annual report and semi-annual report are available by writing the Company at P.O. Box 64284, St. Paul, Minnesota 55164, or by calling 1-800-800-2000, extension 4579.

     This Information Statement is being mailed on or about June 5, 2000.

                       ADVISORY AGREEMENT

     Fortis Advisers, Inc. ("Fortis Advisers"), 500 Bielenberg Drive, Woodbury, Minnesota 55125, acts as investment adviser to the Fund pursuant to an Investment Advisory and Management Agreement dated March 3, 2000 (the "Advisory Agreement"). Pursuant to the Advisory Agreement, Fortis Advisers acts as the investment adviser for, and manages the affairs, business and investment of assets of, the Fund, and is required to create and maintain all required reports, books and records relating to its activities and obligations under the Advisory Agreement. Fortis Advisers, at its own expense, furnishes suitable office space and all necessary office facilities, equipment and personnel for servicing the investments of the Fund. In addition, Fortis Advisers is obligated to arrange, if requested by the Company, for officers, employees or other affiliates of Fortis Advisers to serve without compensation from the Company as directors, officers, or employees of the Company if duly elected to such positions by the shareholders or directors of the Company.

     The Advisory Agreement authorizes Fortis Advisers, at its option and expense, to appoint one or more sub-advisers for the Fund, subject to approval by the Company's Board of Directors. The Advisory Agreement provides that if Fortis Advisers appoints such a sub-adviser, the appointment shall not limit or diminish Fortis Advisers' obligations and responsibilities under the Advisory Agreement. It also provides that Fortis Advisers remains responsible for monitoring compliance by each sub-adviser with the investment policies, restrictions, and limitations of the Fund.

     The Advisory Agreement was most recently approved by the Company's Board of Directors on December 16, 1999, and by Fund shareholders on August 12, 1999. The Advisory Agreement took effect on March 3, 2000, replacing a prior advisory agreement between Fortis Advisers and the Fund. The same investment advisory and management fees are payable under the Advisory Agreement as under its predecessor agreement, and Fortis Advisers' duties are the same under both agreements. Information concerning the fees payable to Fortis Advisers under the Advisory Agreement is set forth below under the caption "Advisory and Sub-Advisory Fees."


                     SUB-ADVISORY AGREEMENTS

     From January 3, 1995 to March 14, 2000, Mercury Asset Management International Ltd. ("Mercury International") served as sub-adviser for the Fund pursuant to a sub-advisory agreement between Advisers and Mercury International dated January 12, 1998 (the "Prior Sub-Advisory Agreement"). The Prior Sub-Advisory Agreement was most recently approved by Fund shareholders on June 30, 1998.

     At a meeting held on December 16, 1999, the Company's Board of Directors approved Fortis Advisers' recommendation that A I M Capital Management, Inc. ("AIM") should replace Mercury International as sub-adviser for the Fund. The Board's reasons for this decision are summarized below under the caption "Board of Directors' Considerations." Accordingly, effective March 17, 2000, AIM replaced Mercury International as sub-adviser for the Fund pursuant to a new sub-advisory agreement between Advisers and AIM dated as of March 17, 2000 (the "New Sub-Advisory Agreement"), which was approved at the Board's December 16, 1999 meeting.

     Information concerning the fees payable by Fortis Advisers to Mercury International under the Prior Sub-Advisory Agreement and to AIM under the New Sub-Advisory Agreement is set forth below under the caption "Advisory and Sub-Advisory Fees." The other terms of the New Sub-Advisory Agreement and the Prior Sub-Advisory Agreement are summarized in the following two subsections.

New Sub-Advisory Agreement

     Under the New Sub-Advisory Agreement, AIM is required to conduct a continual program of investment, evaluation and, if appropriate in AIM's view, sale and reinvestment of the Fund's assets, subject to the supervision, direction and approval of the Fund's Board and Fortis Advisers. In this regard, AIM is authorized, in its sole discretion and without prior consultation with Fortis Advisers, to manage the Fund's assets in accordance with the Fund's investment objectives and policies; make investment decisions for the Fund; place purchase and sale orders for portfolio transactions on behalf of the Fund; and employ professional portfolio managers and securities analysts who provide research services to the Fund. AIM agrees to bear all expenses incurred by it in connection with the performances of its services under the agreement. The Company remains responsible for the Fund's administrative and other expenses.

     Under the New Sub-Advisory Agreement, AIM is not liable for any error of judgment or mistake of law or for any loss suffered by the Fund, any shareholder, or Fortis Advisers in connection with the matters to which the agreement relates, provided that nothing in the agreement protects AIM against any liability to the Fund, its shareholders, or Fortis Advisers to which AIM would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or by reason of its reckless disregard of its obligations and duties under the agreement.

     The New Sub-Advisory Agreement is terminable without penalty on 60 days' written notice by the Fund's Board or by vote of holders of a majority of the outstanding voting securities of the Fund (as such term in defined in the Investment Company Act of 1940) or upon 60 days' written notice by AIM. The agreement also will terminate automatically in the event of its assignment, as that term is defined in the Investment Company Act of 1940.

Prior Sub-Advisory Agreement

     Under the Prior Sub-Advisory Agreement, Mercury International had day-to-day responsibility for making discretionary investment decisions and placing purchase and sale orders on behalf of the Fund, subject to oversight by Fortis Advisers. In this regard, Mercury International was required to formulate and implement a continuing program for the management of the Fund's assets and to amend and update the program from time to time as financial and other economic conditions warranted. Mercury International agreed to bear all its personnel and other expenses associated with the performance of its services under the agreement. The Company remained responsible for the Fund's administrative and other direct expenses.

     Under the Prior Sub-Advisory Agreement, Mercury International was not to be liable for any error of judgment or mistake of law or for any loss suffered by the Fund, its shareholders, or owners of annuity contracts or life insurance contracts invested in the Fund in connection with the performance of its duties under the agreement, except for loss resulting from its willful misfeasance, bad faith or negligence in performing its duties or from its reckless disregard of its duties under the agreement.

     The Prior Sub-Advisory Agreement was terminable (i) by a majority of the Company's Board of Directors on 60 days' written notice to Fortis Advisers and Mercury International; (ii) by vote of the holders of a majority of the outstanding voting securities of the Fund (as such term is defined in the Investment Company Act of 1940); or (iii) by Mercury International on 60 days' written notice to Fortis Advisers and the Company. The agreement also would terminate automatically in the event of its assignment, as that term is defined in the Investment Company Act of 1940.


                 ADVISORY AND SUB-ADVISORY FEES

     Under the Advisory Agreement, the Fund pays Fortis Advisers an investment advisory and management fee equal to 0.75% of the Fund's average net assets for the first $100 million of net assets and equal to 0.65% of the Fund's average net assets for net assets exceeding $100 million. During the year ended December 31, 1999, the Fund paid Fortis Advisers investment advisory and management fees which totaled $191,654, or 0.75% of the Fund's average daily net assets. At December 31, 1999, the Fund had net assets of $24,925,576.

     The Fund does not pay any fees directly to any sub-adviser which is appointed by Fortis Advisers. Instead, Fortis Advisers pays any such sub-advisory fees out of the amounts paid to Fortis
Advisers by the Fund under the Advisory Agreement.

     Under the Prior Sub-Advisory Agreement, Fortis Advisers paid Mercury International a sub-advisory fee equal to 0.35% of the Fund's average net assets for the first $100 million of net assets and equal to 0.225% of the Fund's average net assets for net assets exceeding $100 million. During the year ended
December 31, 1999, Fortis Advisers paid Mercury International sub-advisory fees which totaled $89,439, or 0.35% of the Fund's average daily net assets.

     Under the New Sub-Advisory Agreement, Fortis Advisers pays AIM a sub-advisory fee equal to 0.45% of the Fund's average net assets for the first $200 million of net assets and equal to 0.40% of the Fund's average net assets for net assets exceeding $200 million. If the New Sub-Advisory Agreement had been in effect during the year ended December 31, 1999, Fortis Advisers would have paid AIM sub-advisory fees totaling $114,992, or 0.45% of the Fund's average daily net assets, during this period.
Thus, Fortis Advisers would have paid AIM $25,553 more in sub-advisory fees under the New Sub-Advisory Agreement than it paid Mercury International under the Prior Sub-Advisory Agreement (an increase of 28.6%), and it would have retained $25,553 less out of its advisory fees after paying sub-advisory fees (a decrease of 25.0%). However, the advisory fees borne by shareholders would have remained unchanged.

     During the year ended December 31, 1999, neither Mercury International or any affiliated person of Mercury International, nor any affiliated person of any such affiliated person, received any fees other than those described above from the Fund for services provided to the Fund. During the same period, there were no other material payments by the Fund to Mercury International or any affiliated person of Mercury International, or to any affiliated person of any such affiliated person.

     The Fund does not presently propose to make any material payments to AIM or any affiliated person of AIM , or to any affiliated person of any such affiliated person, other than the sub-advisory fees which are indirectly paid by the Fund through Fortis Advisers.

     During the year ended December 31, 1999, no commissions were paid to any broker (i) that is an affiliated person of the Fund;
(ii) that is an affiliated person of any affiliated person of the Fund; or (iii) an affiliated person of which is an affiliated person of the Fund, Fortis Advisers, Mercury International, AIM or the Fund's principal underwriter.


                    INFORMATION REGARDING AIM

General

     AIM has acted as an investment advisor since its organization in 1986. Today, AIM, together with its affiliates, advises or manages over 125 investment portfolios, including the Fund, encompassing a broad range of investment objectives. The address of AIM is 11 Greenway Plaza, Suite 100, Houston, Texas 77046-1173.

         AIM is an indirect wholly owned subsidiary of A I M Management Group Inc. ("AIM Management"), a holding company that has been engaged in the financial services business since 1976. AIM Management is an indirect wholly owned subsidiary of AMVESCAP PLC, 11 Devonshire Square, London EC2M 4YR, United Kingdom. AMVESCAP PLC and its subsidiaries are an independent investment management group engaged in institutional investment management and retail mutual fund businesses in the United States, Europe and the Pacific Region.

     No officer, employee, director or shareholder of AIM is an officer or director of the Company. The names, addresses, and principal occupations of the principal executive officer and each director of AIM are as follows:

     Name and Address                   Principal Occupation

     Charles Theodore Bauer             Chairman and Director,
AIM
     11 Greenway Plaza, Suite 100
     Houston, Texas 77046

     Gary Thomas Crum                   President and Director,
AIM
     11 Greenway Plaza, Suite 100
     Houston, Texas 77046

     Robert Hart Graham                 Senior Vice President and
Director, AIM
     11 Greenway Plaza, Suite 100
     Houston, Texas 77046

Advisory Fee Schedules for Similar Funds Advised by AIM and/or its Affiliates

     AIM and/or its affiliates also act as investment adviser or sub-adviser for two other funds that have investment objectives similar to those of the Fund. The following table sets forth the current advisory fee schedules for each such fund and the net assets of each such fund at December 31, 1999. In the table, advisory fees are expressed as a percentage of the funds' average daily net assets.

                    Current advisory fee        Net assets at
Fund                (as percentage of net       December 31,
                    assets)                     1999
AIM Income Fund     0.50% on first $200         $663,699,299
                    million
                    0.40% on next $300 million
                    0.35% on next $500 million
                    0.30% on assets exceeding
                    $1 billion
AIM Global Income   0.70% on first $1 billion   $ 81,952,650
Fund                0.65% on assets exceeding
                    $1 billion


               BOARD OF DIRECTORS' CONSIDERATIONS

     In deciding to approve Fortis Advisers' recommendation that AIM should replace Mercury International as sub-adviser for the Fund, the Board of Directors considered the following material factors:

      Fortis Advisers recommended that, in its opinion, the Fund's performance and appeal to investors could be improved if it became a "multisector" global bond fund. Under this shift in investment strategy, the Fund invests in bonds with a wider range of credit quality and from a broader range of countries. (Further information concerning this shift in investment strategy is included in both a prospectus supplement which was provided to shareholders previously and in the Fund's prospectus dated May 1, 2000.)

      In conjunction with this recommendation, Fortis Advisers also recommended that AIM would be well-qualified to implement the shift in investment strategy and could be instrumental in attracting new investors to the Fund.

      The Sub-Adviser Committee of the Board of Directors met with representatives of AIM to review AIM's global fixed income investment and credit analysis processes, personnel, and experience. In addition, the Committee and the full Board reviewed written materials provided by AIM concerning these matters. Based on these reviews, the Board of Directors concluded that AIM is well-qualified to sub-advise the Fund in the implementation of its revised investment strategy.
      The Board of Directors compared the sub-advisory fees payable under the Prior Sub-Advisory Agreement and the New Sub-Advisory Agreement, noting that Fortis Advisers will pay higher sub-advisory fees under the new agreement. In this regard, the Board noted that the new sub-adviser will be responsible for investing in securities with a wider range of credit quality and from a broader range of countries, and that Fund shareholders will not experience increased expenses as a result of the change. As required by the Order which permits the Fund to change sub-advisers without shareholder approval, the Board of Directors also reviewed information provided to it by Fortis Advisers showing the expected impact of the change on Fortis Advisers' profitability.
      The Board of Directors also reviewed the other terms of the New Sub-Advisory Agreement and concluded that they are not materially less favorable to the Fund than those of the Prior Sub-Advisory Agreement.

Based on the foregoing factors, the Board of Directors concluded that the retention of AIM as sub-adviser to the Fund is in the best interests of the Fund and its shareholders.


                     ADDITIONAL INFORMATION

     The Fund's principal underwriter is Fortis Investors, Inc.,
500 Bielenberg Drive, Woodbury, Minnesota 55125.

     The Company is not required to hold annual shareholder meetings. Since the Company does not hold regular meetings of shareholders, the anticipated date of the next shareholder meeting cannot be provided. Any shareholder proposal which may properly be included in the proxy solicitation material for a shareholder meeting must be received by the Fund no later than four months prior to the date proxy statements are mailed to shareholders.